EXHIBIT 99.2

CERTAIN UNITED STATES
FEDERAL INCOME TAX CONSEQUENCES

General

     The following discussion summarizes the material United States federal income tax consequences to Holders resulting from the Solicitation. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions currently in effect, all of which are subject to change, possibly on a retroactive basis. The discussion below does not purport to deal with all aspects of United States federal income taxation that may be relevant to particular investors in light of their personal investment circumstances, nor does it discuss the application of the United States federal income tax laws to Holders who are persons or entities subject to special treatment under the Code (for example, dealers in securities, banks, insurance companies, regulated investment companies, S corporations, nonresident alien individuals, corporations or partnerships not created or organized under the laws of the U.S. or any political subdivision thereof, certain foreign trusts, and tax-exempt entities), nor does it address any aspect of gift, estate, state, local or foreign taxation. This discussion deals only with Notes held as capital assets. Holders should consult their own tax advisers regarding the tax consequences of the Solicitation.

     If a partnership holds Notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Notes, you should consult your tax advisers.

Treatment of Holders Generally

     Generally

     Regulations promulgated pursuant to Section 1001 of the Code provide rules for determining whether modifications to a debt instrument are significant and will result in a deemed exchange of the original debt instrument for a “new” debt instrument. The Holders may be deemed to exchange their Notes for a new debt instrument due either to the increase in the yield on the Notes as a result of the Consent Payments or to the adoption of the Proposed Amendments.

     Proposed Amendments

     The federal income tax consequences of the adoption of the Proposed Amendments depend upon whether the Proposed Amendments result in a deemed exchange of the Notes for new debt instrument under Section 1001 of the Code. The Treasury Regulations provide that a modification that adds, deletes or alters customary financial or accounting covenants is not a significant modification and therefore does not result in a deemed exchange. The Company believes that the adoption of the Proposed Amendments merely alters customary financial restrictions contained in the Notes, and therefore, should not result in a deemed exchange for federal income tax purposes. Accordingly, Holders should not recognize any gain or loss as a result of the Proposed Amendments becoming effective. However, receipt of the Consent Payments may result in taxable income to the Holders as described below.

     The Consent Payment

     There is no authority directly on point concerning the United States federal income tax consequences of receipt of the Consent Payments. Under the Treasury Regulations, a consent payment generally is treated as increasing the yield of a debt instrument, and an increase in yield generally is treated as causing a deemed exchange unless the change in yield falls within a prescribed safe harbor amount. The Consent Payments will increase the yield on the Notes beyond the safe harbor amount set forth in the Treasury Regulations, and, therefore, a Holder who receives Consent Payments will be deemed to have exchanged his existing Notes for a new debt instrument.

     Although the issue is not free from doubt, due to the relatively short period of time from the date hereof to the maturity date of the Notes, the Company believes that the deemed new debt instruments will not constitute “securities” for United States federal income tax purposes, and that the deemed exchange will not be treated as a tax-free recapitalization for such purposes. Accordingly, if the Company’s position is correct, the consenting Holders would recognize gain or loss equal to the difference between (i) the sum of (a) the issue price of the new debt instruments (generally, their fair market value, if, as the Company believes, the Notes are treated as “publicly traded”, or, if the Notes are not treated as “publicly traded”, the stated principal amount of the new debt instruments) and (b) the Consent Payments received, assuming such amount is deemed additional consideration for the new debt instruments, and (ii) the Holder’s adjusted tax basis in the Notes. Except to the extent treated as ordinary income under the market discount rules, any such gain or loss would be long-term capital gain or loss if the Notes were held for more than one year. A Holder’s holding period for the new debt instrument would not include the period during which the Notes were held.

     It is possible that, instead of being treated as part of the amount realized in a fully taxable exchange, Consent Payments may be treated as separate payments that would be ordinary income to the consenting Holder. If so, the Consent Payments would not be taken into account in determining the amount of gain or loss recognized as described above.

     Consenting Holders are urged to consult their own tax advisers regarding the tax consequences of receiving the Consent Payments.

     Treatment of Non-consenting Holders

     As indicated above, the modifications contemplated by the Proposed Amendments (excluding the Consent Payments, which will not be made to non-consenting Holders) should not constitute a significant modification of the Notes, with the result that the non-consenting Holders should not be deemed to have exchanged Notes for a new debt instrument.

     Information Reporting and Backup Withholding

     In general, information reporting requirements will apply to Consent Payments made to Holders other than corporations or other exempt recipients. Under United States federal income tax law, in certain circumstances, a consenting Holder may be subject to backup withholding at the rate of 30% with respect to the Consent Payment received by such Holder, unless such consenting Holder (i) is a corporation or is otherwise exempt and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.